Exhibit 10.17

$33,850,000

CREDIT AGREEMENT

dated as of October 30, 2009,

among

IMPAC MORTGAGE HOLDINGS, INC.,
IMPAC FUNDING CORPORATION,
IMPAC WAREHOUSE LENDING GROUP, INC., and
INTEGRATED REAL ESTATE SERVICE CORP.

as Borrowers,

UBS REAL ESTATE SECURITIES, INC.,

as Lender

i

Section	Page

SECTION 3.17 [Reserved]	28
SECTION 3.18 [Reserved]	28
SECTION 3.19 [Reserved]	28
SECTION 3.20 Anti-Terrorism Law	28

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01 Conditions to Effectiveness	29

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01 Financial Statements, Reports, etc.	31
SECTION 5.02 Litigation and Other Notices	32
SECTION 5.03 Existence; Businesses and Properties	33
SECTION 5.04 [Reserved]	34
SECTION 5.05 Obligations and Taxes	34
SECTION 5.06 Re-Warehousing Business	34
SECTION 5.07 Maintaining Records; Access to Properties and Inspections	34

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01 Indebtedness	35
SECTION 6.02 Liens	36
SECTION 6.03 Sale and Leaseback Transactions	38
SECTION 6.04 Investments, Loans and Advances	38
SECTION 6.05 Mergers and Consolidations	39
SECTION 6.06 Asset Sales	39
SECTION 6.07 Acquisitions	39
SECTION 6.08 Dividends	40
SECTION 6.09 Transactions with Affiliates	40
SECTION 6.10 Financial Covenants	41
SECTION 6.11 Prepayments of Other Indebtedness; Settlement of Repurchase Obligations; Modifications of Organizational Documents and Other Documents, etc.	41
SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries	41
SECTION 6.13 Limitation on Issuance of Capital Stock	42
SECTION 6.14 [Reserved.]	42
SECTION 6.15 Business	42
SECTION 6.16 Limitation on Accounting Changes	43
SECTION 6.17 Fiscal Year	43
SECTION 6.18 Anti-Terrorism Law; Anti-Money Laundering	43
Embargoed Person43

ANNEXES

Annex I	Applicable Margin

SCHEDULES

Schedule 1	Non-recourse securitization trusts that have entered into hedge transactions
Schedule 3.07	Equity Interests
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Solvency/Financial Covenant Compliance Certificate
Exhibit C-1	Form of Tranche A Term Note
Exhibit C-2	Form of Tranche B Term Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of October 30, 2009, among IMPAC MORTGAGE HOLDINGS, INC. (“Holdings”), IMPAC FUNDING CORPORATION (“IFC”), IMPAC WAREHOUSE LENDING GROUP, INC. (“IWLG” and, together with Holdings and IFC, each, an “ARMRA Borrower” and, collectively, the “ARMRA Borrowers”), INTEGRATED REAL ESTATE SERVICE CORP. (“IRES” and, together with the ARMRA Borrowers, each, a “Borrower” and, collectively, the “Borrowers”) and UBS REAL ESTATE SECURITIES, INC. (“UBS RESI”) or any other Lender, as assignee of UBS RESI.

WITNESSETH:

WHEREAS, the ARMRA Borrowers and UBS RESI were parties to that certain Amended and Restated Master Repurchase Agreement dated September 11, 2008 (the “ARMRA”).

WHEREAS, in connection with the ARMRA, the ARMRA Borrowers and UBS RESI have entered into that certain Settlement Agreement dated as of the date hereof (the “Settlement Agreement”) pursuant to which the ARMRA Borrowers are required to make certain payments and to take certain other actions described therein.

WHEREAS, each of the Borrowers and UBS RESI acknowledge and agree that the ARMRA Borrowers will owe UBS RESI $33,850,000 in connection with the full and complete satisfaction of the ARMRA Borrowers’ obligations under the ARMRA after the making of the payments pursuant to the Settlement Agreement, and the taking of such other actions, required on the date hereof pursuant to the Settlement Agreement and that such $33,850,000 obligation shall be deemed to be, and shall be evidenced as, two term loans (a Tranche A Loan in the initial principal amount of $23,850,000 and a Tranche B Loan in the initial principal amount of $10,000,000), payable by each of the Borrowers pursuant to the terms hereof.

WHEREAS, IRES is a subsidiary of Holdings and will obtain substantial benefits from the settlement provided under the Settlement Agreement.

NOW, THEREFORE, in consideration of the agreements set forth in the Settlement Agreement, UBS RESI, as the initial Lender, and each of the Borrowers are willing to evidence the aforementioned $33,850,000 owed to UBS RESI by the ARMRA Borrowers as two term loans extended to, and payable by, each of the Borrowers, on a joint and several basis and otherwise on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01      Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisitions” shall have the meaning assigned to such term in Section 6.07(b).

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Lender to be equal to the sum of (i) (a) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period plus (ii) the Applicable Margin.

“Affiliate” shall mean, when used with respect to a specified person:

(A) an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of such specified person, other than an entity that holds such securities -

(i) in a fiduciary or agent capacity without sole discretionary power to vote such securities; or

(ii) solely to secure a debt, if such entity has not in fact exercised such power to vote;

(B) a person 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such specified person, or any an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of such specified person, other than an entity that holds such securities -

(i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or

(ii) solely to secure a debt, if such entity has not in fact exercised such power to vote;

(C) a person whose business is operated under a lease or operating agreement by such specified person, or a person substantially all of whose property is operated under an operating agreement with such specified person; or

(D) an entity that operates the business or substantially all of the property of such specified person under a lease or operating agreement.

“Agency” means Ginnie Mae, Fannie Mae or Freddie Mac, as applicable.

“Agency Eligible Mortgage Loan” means, a mortgage loan that is in compliance with the eligibility requirements for swap or purchase by the designated Agency under the applicable Agency Guide and designated Agency Program, a mortgage loan that is insured by a FHA Mortgage Insurance Contract or a mortgage loan that is guaranteed by a VA Loan Guaranty Agreement.

“Agency Guide” means in respect of Ginnie Mae, the Ginnie Mae Mortgage-Backed Securities Guide; in respect of Fannie Mae, the Fannie Mae Selling Guide and the Fannie Mae Servicing

Guide; and in respect of Freddie Mac, the Freddie Mac Sellers’ and Servicers’ Guide; in each case as any of the foregoing may be amended from time to time.

“Agency Program” means the specific mortgage-backed securities swap or purchase program under the relevant Agency Guide or as otherwise approved by the relevant Agency.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the sum of (i) the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% plus (ii) the Applicable Margin.  If the Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Lender to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (i)(b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.20.

“Applicable Margin” shall mean, with respect to any Tranche A Loan or Tranche B Loan , as the case may be, the applicable percentage set forth in Annex I under the appropriate caption.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARMRA” shall have the meaning assigned to such term in the first recital hereto.

“ARMRA Borrower” and “ARMRA Borrowers” shall have the meanings assigned to such term in the preamble hereto.

“Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) sales of mortgage loans originated or acquired by a Company after the Closing Date (and related servicing rights) and real estate owned by a Company relating to any such mortgage loan (including, without limitation, any such sales of mortgage loans related to the Re-Warehousing Business), (ii) sales of mortgage loans originated or acquired by a Company before the Closing Date (and related servicing rights) and real estate owned by a Company relating to any such mortgage loan  (provided that the exclusion contained in this clause (ii) shall apply only to the first $2,000,000 of such sales (determined based on purchase price received)) and (iii) inventory and dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, by any Borrower or any of its Subsidiaries.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to

Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Lender from time to time; each change in the Base Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Lender to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any limited partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” and “Borrowers” shall have the meanings assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City or the State of California are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of the Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; and (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business with a commercial bank meeting criteria set forth in clause (b) above.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Borrower or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

A “Change in Control” shall be deemed to have occurred if:

(a)                                  Holdings at any time ceases to own 100% of the Equity Interests of the other three Borrowers;

(b)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings; or

(c)                                  the existing directors of Holdings for any reason cease to constitute a majority of the board of directors of Holdings.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 9.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans or Tranche B Loans.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986.

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Consolidated Assets” shall mean, as at any date of determination, the total assets of the Companies which may properly be classified as assets on a consolidated balance sheet of the Companies in accordance with GAAP.

“Consolidated Liabilities” shall mean, as at any date of determination, the total liabilities of the Companies which may properly be classified as liabilities on a consolidated balance sheet of the Companies in accordance with GAAP.

“Contested Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a)                                  Borrowers shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the property related to such Lien; and

(b)                                 at the option and at the request of the Lender, to the extent such Lien is in an amount in excess of $1,000,000, the appropriate Borrower shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Lender’s reasonable estimate of all interest and penalties related thereto.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business, any servicer advances reimbursable by a Person other than one of the Companies or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.03(c).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans (other than any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans offered solely to employees of one or more of the Companies) or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Eligible Assignee” shall mean (i) an Affiliate of the Lender, (ii) an Approved Fund and (iii) any other person so long as, in the case of clause (iii), (a) an agreement has been executed between such person and UBS RESI pursuant to which UBS RESI is appointed as administrative agent for such person with respect to this Agreement or (b) this Agreement has been amended to provide for an administrative agent and UBS RESI remains as administrative agent after an assignment to such person (and each of the parties hereto agrees to cooperate in the execution of any such amendment at the request of UBS RESI).

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option other than any warrant or option (a) issued solely to employees of one or more of the Companies prior to the Closing Date or (b) issued to Experience 1, Inc. (or any other entity) or any employee or officer thereof as payment for services rendered by Experience 1, Inc. or such other entity to a Company (as long as not more than 10% of the amount of outstanding shares of Holdings, as of the Closing Date, are issued, in aggregate over term of Credit Agreement, to Experience 1, Inc. or such other entity or any employee or officer thereof) or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include any Preferred Stock Issuance or Debt Issuance.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.05(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of the Lender, its applicable lending office in such jurisdiction and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.10(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.20(a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Fannie Mae” means the Federal National Mortgage Association and its successors in interest.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA with respect to the insuring of a mortgage loan.

“Final Maturity Date” shall mean the Tranche A Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean the Lender if it is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and its successors in interest.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Ginnie Mae” means the Government National Mortgage Association and its successors in interest.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“IFC” shall have the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (k) all obligations under any repurchase agreement and (l) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.  Indebtedness shall not include the hedge transactions of the Companies constituting non-recourse securitization trusts listed on Schedule 1 hereto.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.03(b).

“Information” shall have the meaning assigned to such term in Section 9.12.

“Interest Period” shall mean, (a) in the case of the initial Interest Period for the Loans, the period commencing on the Closing Date and ending on (and including) the day preceding the next Payment Date and (b) in the case of each subsequent Interest Period for the Loans, the period commencing on (and including) the current or most recent Payment Date and ending on (and including) the day preceding the next Payment Date.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IRES” shall have the meaning assigned to such term in the preamble hereto.

“IWLG” shall have the meaning assigned to such term in the preamble hereto.

“Joint Venture” shall have the meaning assigned to such term in Section 6.04(d).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guaran-

tees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” shall mean (a) UBS RESI or (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Lender to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Lender is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall mean the Tranche A Loan and the Tranche B Loan, collectively.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, or material agreements of a Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Borrowers to fully and timely perform any of their obligations under any Transaction Document; or (c) a material impairment of the rights of or benefits or remedies available to the Lender under any Transaction Document.

“Material Indebtedness” shall mean any Indebtedness of Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $1 million.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Borrower at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.14.

“Monthly Payment” shall have the meaning assigned to such term in Section 2.04.

“Net Cash Proceeds” shall mean:

(a)                                  with respect to any Asset Sale, (1) the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Holding’s good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Holding’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Transaction Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); plus (2) the amount of any non-cash consideration received (including, without limitation, the amount of any indebtedness or other obligations forgiven, terminated or set off against in connection with such Asset Sale);

(b)                                 with respect to any Equity Issuance, any Preferred Stock Issuance or any other issuance or sale of Equity Interests by Holdings or (in case of a Subsidiary’s breach of the negative covenants in Section 6.13(b) hereof) any of its Subsidiaries, (1) the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; plus (2) the amount of any non-cash consideration received (including, without limitation, the amount of any indebtedness or other obligations forgiven, terminated or set off against in connection with such Equity Issuance, Preferred Stock Issuance or other issuance or sale of Equity Interests); and

(c)                                  with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Obligations” shall mean obligations of Borrowers from time to time arising under or in respect of the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers under this Agreement and the other Transaction Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.20.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Participant” shall have the meaning assigned to such term in Section 9.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(i).

“Payment Date” shall mean with respect to each Loan, the last day of each calendar month; or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by any other Borrower to Holdings in order to pay consolidated or combined federal, state or local taxes not payable directly by such Borrower or any of its Subsidiaries which payments by such Borrower are not in excess of the tax liabilities that would have been payable by such Borrower and its Subsidiaries on a stand-alone basis.

“Permitted Residual Financing” shall mean a Debt Issuance (i) the repayment of which is secured by the Residual Interests of Holdings or any of its Subsidiaries and (ii) the Net Cash Proceeds of which are sufficient to pay, and are applied to pay, in full of all principal and accrued interest with respect to the Tranche B Loan.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Holdings or any of its Subsidiaries of any Preferred Stock after the Closing Date.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Lender.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Related Party” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Repurchase Obligation”  has the meaning assigned to such term in Section 6.11(b).

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Residual Interests” shall mean the right, title and interest in a subordinated tranche of securities issued in a securitization transaction (including, without limitation, any payments received in connection with such securities) and/or the ownership interest in the issuer of such securities.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Re-Warehousing Business” shall mean a new mortgage loan re-warehousing business described to the Lender by Holdings which shall include the formation of the Re-Warehousing SPV and the Re-Warehousing Originator and the entry into of one or more new credit facilities by such Subsidiary that shall provide financing for such business.

“Re-Warehousing Indebtedness” has the meaning assigned to such term in Section 6.01(i).

“Re-Warehousing SPV” has the meaning assigned to such term in Section 6.01(i).

“Re-Warehousing Originator” has the meaning assigned to such term in Section 6.01(j).

“Re-Warehousing Reserve Account” has the meaning assigned to such term in Section 6.02(o).

“Re-Warehousing Reserve Account Investment” has the meaning assigned to such term in Section 6.04(f).

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Settlement Agreement” shall have the meaning assigned to such term in the second recital hereto.

“Shareholders’ Equity” shall mean, as at any date of determination, Consolidated Assets, as at such date of determination, minus Consolidated Liabilities, as at such date of determination.

“Solvency/Financial Covenant Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit B.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Lender under Regulation D.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securi-

ties or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Notes” shall mean the promissory notes evidencing the Loans, substantially in the form of Exhibit C-1 or Exhibit C-2.

“Tranche A Lender” shall mean UBS RESI or another Lender with an outstanding Tranche A Loan.

“Tranche A Loan” shall mean the term loans made by the Lender to Borrowers pursuant to Section 2.01(a)(i).

“Tranche A Maturity Date” shall mean the day that is eighteen (18) months after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Tranche B Lender” shall mean UBS RESI or another Lender with an outstanding Tranche B Loan.

“Tranche B Loan” shall mean the term loans made by the Lender to Borrowers pursuant to Section 2.01(a)(ii).

“Tranche B Maturity Date” shall mean the day that is six (6) months after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Transaction Documents” shall mean this Agreement, the Term Notes and the Settlement Agreement.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including the making of all payments, and the taking of all actions, required under the Settlement Agreement on or prior to the Closing Date.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Trust Preferred Securities” shall mean the trust preferred securities of Impac Capital Trust #4 which are outstanding on the Closing Date.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UBS RESI” shall have the meaning assigned to such term in the preamble hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“VA” shall mean the United States Department of Veterans Affairs or any successor thereto.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a mortgage loan (subject to a maximum amount) upon default of the mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

SECTION 1.02      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan”) or by Type (e.g., a “Eurodollar Loan”).

SECTION 1.03      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Transaction Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights

SECTION 1.04      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrowers and the Lender.

SECTION 1.05      Resolution of Drafting Ambiguities.  Each Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Transaction Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE LOANS

SECTION 2.01      Loans.

(a)                                  (i) Without any further action, the Tranche A Lender shall be deemed to have advanced Tranche A Loans, in an aggregate principal amount equal to $23,850,000, to Borrowers on the Closing Date.

(ii)                                  Without any further action, the Tranche B Lender shall be deemed to have advanced Tranche B Loans, in an aggregate principal amount equal to $10,000,000, to Borrowers on the Closing Date.

(b)                                 Amounts paid or prepaid in respect of Loans may not be reborrowed.

(c)                                  Each Loan shall be a Eurodollar Loan unless, pursuant to Section 2.06, the Lender notifies Borrowers that the Loans shall be converted to ABR Loans, in which case the Loans shall be converted to ABR Loans as of the date designated for such conversion by the Lender.

(d)                                 The initial Interest Period for the Loans shall commence on the Closing Date and end on (and include) the day preceding the next Payment Date.  Each subsequent Interest Period for the Loans shall commence on (and include) the current or most recent Payment Date and end on (and include) the day preceding the next Payment Date.

SECTION 2.02      Evidence of Debt; Repayment of Loans.

(a)                                  Promise to Pay.  Borrowers hereby unconditionally promise to pay, on a joint and several basis, to the Lender, the principal amount of each Loan of the Lender as provided in Section 2.04.  Borrowers hereby promise to pay, on a joint and several basis, to the Lender all other amounts payable by the Borrowers, or any single Borrower, hereunder.

(b)                                 Lender Records.  The Lender shall maintain accounts in which it will record (i) the amount of each Loan made, or deemed made, hereunder, and the Type and Class thereof; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to the Lender hereunder; and (iii) the amount of any sum received by the Lender hereunder .  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Lender to maintain such ac-

counts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms.

(c)                                  Promissory Notes.  On the Closing Date, Borrowers shall execute and deliver to (i) each Tranche A Lender a promissory note payable to the order of such Tranche A Lender (or, if requested by such Tranche A Lender, to such Tranche A Lender and its registered assigns) substantially in the form of Exhibit C-1 and (ii) each Tranche B Lender a promissory note payable to the order of such Tranche B Lender (or, if requested by such Tranche B Lender, to such Tranche B Lender and its registered assigns) substantially in the form of Exhibit C-2.  The Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.03      Interest on Loans.

(a)                                  ABR Loans.  Subject to the provisions of Section 2.03(c), the Loans comprising each ABR Borrowing, if any, shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time.

(b)                                 Eurodollar Loans.  Subject to the provisions of Section 2.03(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing.

(c)                                  Default Rate.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.03 or (ii) in the case of any other amount, 4% plus the rate applicable to Loans as provided in Section 2.03(b) (in either case, the “Default Rate”).

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Payment Date for such Loan; provided that (i)  in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  Each Monthly Payment received by the Lender shall be applied first to the payment of accrued interest on the Tranche A Loan and the Tranche B Loan, on a pro rata basis, and the remainder of such Monthly Payment shall be applied to the payment of principal on the Tranche A Loan.

(e)                                  Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Lender in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.04      Amortization of Term Borrowings.  Borrowers agree to pay to the  Lender, on each Payment Date an amount equal to $1,500,000 (the “Monthly Payment”).  Each Monthly

Payment received by the Lender shall be applied first to the payment of accrued interest on the Tranche A Loan and the Tranche B Loan, on a pro rata basis, and the remainder of such Monthly Payment shall be applied to the payment of principal on the Tranche A Loan.  To the extent not previously paid, the entire principal balance of the Tranche A Loan (together with all accrued interest thereon) shall be due and payable on the Tranche A Maturity Date and the Borrowers agree to pay such amount on the Tranche A Maturity Date. The entire principal balance of the Tranche B Loan (together with all accrued interest thereon) shall be due and payable on the Tranche B Maturity Date and the Borrowers agree to pay such amount on the Tranche B Maturity Date.

SECTION 2.05      Optional and Mandatory Prepayments of Loans.

(a)                                  Optional Prepayments.  (i)  Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.05; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1.0 million or, if less, the outstanding principal amount of such Borrowing.

(ii)  Notwithstanding any other provision hereof, if the Borrowers elect to repay to the Lender the entire outstanding principal balance of the Tranche A Loan and the Tranche B Loan (together with all accrued interest thereon and any other amounts payable by the Borrowers hereunder) on or before December 31, 2009, then the Borrowers may pay the Lender, on or before December 31, 2009, an amount equal to the entire outstanding principal balance of the Tranche A Loan and the Tranche B Loan (together with all accrued interest thereon and any other amounts payable by the Borrowers hereunder) minus $5,000,000.

(b)                                 Asset Sales.  Unless otherwise agreed in writing by the Lender, not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, Borrowers shall make prepayments of principal of Loans in accordance with Sections 2.05(e) and (f) in an aggregate amount equal to 100% of such Net Cash Proceeds or, if less, the outstanding amount of the Obligations.

(c)                                  Debt Issuance; Preferred Stock Issuance; Permitted Residual Financing.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance (excluding, for purposes of clarification, any Permitted Residual Financing and any Re-Warehousing Indebtedness) or Preferred Stock Issuance by Holdings or any of its Subsidiaries, Borrowers shall make prepayments of principal of Loans in accordance with Sections 2.05(e) and (f) in an aggregate amount equal to 100% of such Net Cash Proceeds (it being understood and agreed that payment of Net Cash Proceeds of any Debt Issuance shall not limit any remedies available to the Lender with respect to any breach of Section 6.01) or, if less, the outstanding amount of the Obligations.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Permitted Residual Financing by Holdings or any of its Subsidiaries, Borrowers shall prepay the entire outstanding principal of the Tranche B Loan, and all accrued interest related thereto.

(d)                                 Equity Issuance.  Until all outstanding principal of the Tranche B Loan, and all accrued interest related thereto, has been paid in full, not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrowers shall make prepayments of principal of the Tranche B Loan in accordance with Sections 2.05(e) and (f) in an aggregate amount equal to 100% of such Net Cash Proceeds or, if less, the outstanding principal of the Tranche B Loan.  At any time after the occurrence, and during the continuance, of an Event of Default, not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrowers shall make prepayments of prin-

cipal of Loans in accordance with Sections 2.05(e) and (f) in an aggregate amount equal to 100% of such Net Cash Proceeds or, if less, the outstanding amount of the Obligations.

(e)                                  Application of Prepayments.  Subject to the last sentence of Section 2.05(c) and the first sentence of Section 2.05(d), in the event of any optional or mandatory prepayment of Loans made at a time when Loans of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated first to the Tranche A Loans and second to the Tranche B Loans.  Any prepayments of Loans pursuant to this Section 2.05 shall not change the Borrowers obligation to pay the Monthly Amount on each Payment Date other than that no Monthly Amounts need to be paid after the entire principal amount of the Tranche A Loan and all interest on the Tranche A Loan has been paid and no Monthly Amount need be in excess of the amount needed to pay the entire principal amount of the Tranche A Loan and all interest on the Tranche A Loan and, if applicable, the Tranche B Loan; provided, that, if the Tranche B Loan remains outstanding after the entire principal amount of the Tranche A Loan and all interest on the Tranche A Loan has been paid, the Borrowers shall pay a Monthly Amount on each Payment Date equal to the accrued interest on the Tranche B Loan.

Amounts to be applied pursuant to this Section 2.05 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans, if any, of the applicable Class of Loans being paid.  Any amounts remaining after each such application, if any, shall be applied to prepay Eurodollar Loans of the applicable Class of Loans being paid.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.05 shall be in excess of the amount of the applicable ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrowers, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Lender and applied to the prepayment of applicable Eurodollar Loans on the last day of the then next-expiring Interest Period for such Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Lender may apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately.

(f)                                    Notice of Prepayment.  Borrowers shall notify the Lender by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.05.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.03.

SECTION 2.06      Alternate Rate of Interest.  If, prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Lender determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period, then the Lender shall give written notice thereof to Borrowers as promptly as practicable thereafter and, until the Lender notifies Borrowers that the circums-

tances giving rise to such notice no longer exist, each Eurodollar Borrowing shall be converted to an ABR Borrowing.

SECTION 2.07      Yield Protection.

(a)                                  Increased Costs Generally. If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by the Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)               subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)            impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, upon request of the Lender, Borrowers will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If the Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.07 and delivered to Borrowers shall be conclusive absent manifest error.  Borrowers shall pay the Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than three (3) months prior to the date that the Lender, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the

Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.08      [Reserved.].

SECTION 2.09      Payments Generally.

(a)                                  Payments Generally.  Borrowers shall make each payment required to be made by it hereunder or under any other Transaction Document (whether of principal, interest or amounts otherwise payable) on or before the time expressly required hereunder or under such other Transaction Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender at its offices at  677 Washington Boulevard, Stamford, CT 06901, and except that payments pursuant to Sections 2.07, 2.08, 2.10 and 9.03 shall be made directly to the persons entitled thereto and payments pursuant to other Transaction Documents shall be made to the persons specified therein.  The Lender shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Transaction Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Transaction Document shall be made in dollars, except as expressly specified otherwise.

(b)                                 [Reserved].

(c)                                  Insufficient Funds.  If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest then due hereunder, and (ii) second, toward payment of principal then due hereunder.  It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Lender may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

SECTION 2.10      Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Transaction Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                                 Payment of Other Taxes by Borrowers.  Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                                  Indemnification by Borrowers.  Borrowers shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrowers by the Lender shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)                                  Status of Lender.  Any Foreign Lender shall, to the extent it may lawfully do so,  deliver to Borrowers (in such number of copies as shall be requested) on or prior to the date on which such Foreign Lender becomes the Lender under this Agreement (and from time to time thereafter upon the request of Borrowers, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                  duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)               duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrowers or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmen-

tal Authority with respect to such refund); provided that such Borrower, upon the request of the Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other person.  Notwithstanding anything to the contrary, in no event will the Lender be required to pay any amount to any Borrower the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lender (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01      Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02      Authorization; Enforceability.  The Transactions to be entered into by each Borrower are within such Borrower’s powers and have been duly authorized by all necessary action on the part of such Borrower.  This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Transaction Document to which any Borrower is to be a party, when executed and delivered by such Borrower, will constitute, a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03      No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Transaction Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Transaction Documents and Permitted Liens.

SECTION 3.04      Financial Statements.

(a)                                  Historical Financial Statements.  Borrowers have heretofore delivered to the Lender (or the Lender has otherwise obtained) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings (i) as of and for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, audited by and accompanied by the unqualified opinion of  independent public accountants, and (ii) as of and for the three-month period ended March 31, 2009 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Holdings.  Borrowers have heretofore delivered to the Lender the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings as of and for the six-month period ended June 30, 2009 (prepared on a Pro Forma Basis and giving effect to the transactions contemplated under the Settlement Agreement and the Loans under this Agreement) and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Holdings.  All financial statements described in this Clause (a) and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Holdings as of the dates and for the periods to which they relate.

(b)                                 No Liabilities.  Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Transaction Documents.  Since December 31, 2008, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05      Properties.

(a)                                  Generally.  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)                                 No Casualty Event.  No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.

(c)                                  Property.  Each Company owns or has rights to use all of the property used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of such property and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any

Company’s use of any property does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06      [Reserved].

SECTION 3.07      Equity Interests and Subsidiaries.

(a)                                  Equity Interests.  Schedule 3.07 hereto sets forth a list of all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries.  Each Company is the record and beneficial owner of, and has good and marketable title to, the Equity Interests that it owns, free of any and all Liens, rights or claims of other persons, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

SECTION 3.08      Litigation; Compliance with Laws.  Except as otherwise publicly disclosed in Holdings’ filings with the Securities and Exchange Commission, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Transaction Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  No Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09      Agreements.  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10      [Reserved].

SECTION 3.11      [Reserved].

SECTION 3.12      [Reserved].

SECTION 3.13      Taxes.  Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.  Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Company has ever (a) been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code, or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or (b) “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14      No Material Misstatements.  No information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of any Company to the Lender in connection with the negotiation of any Transaction Document or the Settlement Agreement, or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15      [Reserved].

SECTION 3.16      Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the deemed making of each Loan and after giving effect to each payment and other action contemplated under the Settlement Agreement, (a) the assets (determined in accordance with GAAP) of Holdings (on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities (each determined in accordance with GAAP), subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of Holdings (on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings (on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings (on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17      [Reserved].

SECTION 3.18      [Reserved].

SECTION 3.19      [Reserved].

SECTION 3.20      Anti-Terrorism Law.  (a)  No Borrower and, to the knowledge of the Borrowers, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America

by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Borrower and to the knowledge of the Borrowers, no Affiliate or broker or other agent of any Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                  a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)               a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)            a person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)              a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Borrower and, to the knowledge of the Borrowers, no broker or other agent of any Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01      Conditions to Effectiveness.  The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)                                  Transaction Documents.  All legal matters incident to this Agreement and the other Transaction Documents shall be satisfactory to the Lender and there shall have been delivered to the Lender an executed counterpart of each of the Transaction Documents.

(b)                                 Corporate Documents.  The Lender shall have received:

(i)                  a certificate of the secretary or assistant secretary of each Borrower dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Borrower authorizing the execution, delivery and performance of the Transaction Documents to which such person is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Transaction Document or any other document delivered in connection herewith on behalf of such Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)               a certificate as to the good standing of each Borrower (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of formation or incorporation of such Borrower; and

(iii)            such other documents as the Lender may reasonably request.

(c)                                  Other Transactions, etc.

(i)                  The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the other Transaction Documents, without the waiver or amendment of any such terms not approved by the Lender.

(d)                                 Opinions of Counsel.  The Lender shall have received a favorable written opinions of external and internal counsel for the Borrowers satisfactory to the Lender, (A) dated the Closing Date, (B) addressed to the Lender and (C) covering such matters relating to the Transaction Documents and the Transactions as the Lender shall reasonably request.

(e)                                  Requirements of Law.  The Lender shall be satisfied that Holdings, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(f)                                    Consents.  The Lender shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(g)                                 Litigation.  The Lender shall be satisfied that there shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Borrowers to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(h)                                 Payments and Expenses.  The Lender shall have received all amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Kaye Scholer LLP, special counsel to the Lender) required to be reimbursed or paid by Borrowers hereunder or under any other Transaction Document.

(i)                                     USA Patriot Act.  The Lender shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 9.13.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower warrants, covenants and agrees with the Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts payable under any Transaction Document shall have been paid in full, unless the Lender shall otherwise consent in writing, each Borrower will, and will cause each of its Subsidiaries to:

SECTION 5.01      Financial Statements, Reports, etc.  Furnish to the Lender:

(a)                                  Annual Reports.  As soon as available and in any event within 90 days (or such earlier date on which Holdings is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2009 the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Holdings, the other Borrowers and the other Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by an opinion of independent public accountants of recognized national standing (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP (it being understood that the information required by this clause (a) may be furnished in the form of a Form 10-K);

(b)                                 Quarterly Reports.  As soon as available and in any event within 45 days (or such earlier date on which Holdings is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2009, the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (provided that with respect to any fiscal quarter that ends on or prior to the first anniversary of the Closing Date, the foregoing requirement that such financial statements be presented in comparative form shall only apply to the extent financial statements of Holdings or the Acquired Business exist for such comparable periods in the previous fiscal year), and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Holdings, the other Borrower and the other Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments (it being understood that the information required by this clause (b) may be furnished in the form of a Form 10-Q);

(c)                                  Quarterly Repurchase Obligations. As soon as possible and in any event within 5 days after the end of each calendar quarter a written report, in reasonable detail, describing each instance during such calendar quarter in which any Company agreed upon the amount of, or paid any amount with respect to, any Repurchase Obligations;

(d)                                 Solvency/Financial Covenant Compliance Certificate. As soon as possible and in any event within 15  calendar days after the end of each month a Solvency/Financial Covenant Compliance Certificate;

(e)                                  Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(f)                                    Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(g)                                 Organizational Documents.  Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(h)                                 Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Transaction Document, as the Lender may reasonably request.

SECTION 5.02      Litigation and Other Notices.  Furnish to the Lender written notice of the following promptly (and, in any event, within three (3) Business Days after the occurrence thereof with respect to (a), (b)(ii), (c), (d) and (e) below and fifteen (15) Business Days after the occurrence thereof with respect to (b)(i) below):

(a)                                  any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                                 the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Transaction Document;

(c)                                  any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and

(d)                                 (i) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against any material property of the Borrowers or (ii) the occurrence of any other event which could materially affect the value of such property; and

(e)                                  any Investments described in Section 6.04 (e) or Section 6.04 (f), any Asset Sales described in Section 6.06 (d) and any Acquisitions described in Section 6.07 (b), in each case to the extent such Investment, Asset Sale or Acquisition exceeds $1,000,000, together with the dates, amounts and descriptions thereof.  Any Investments described in Section 6.04(e) or Section 6.04 (f), any Asset Sales described in Section 6.06(d) and any Acquisitions described in Section 6.07(b) that are less than $1,000,000 shall be included in the monthly certificate described in Section 5.01(d) above together with all prior Investments described in Section 6.04(e)or Section 6.04 (f), any Asset Sales described in Section 6.06(d) and any Acquisitions described in Section 6.07(b) since the Closing Date, together, in each case, with the dates, amounts and descriptions thereof.

SECTION 5.03      Existence; Businesses and Properties.  Except for IFC and IWLG,

(a)                                  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence; provided, that the legal existence of any Company other than a Borrower need not be maintained if the termination of such legal existence could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 In the case of Holdings, do or cause to be done all things necessary for Holdings to remain a publicly traded company required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

(c)                                  Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, environmental law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(c) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04      [Reserved].

SECTION 5.05      Obligations and Taxes.

(a)                                  Payment of Obligations.  Pay its Indebtedness and other obligations promptly and in accordance with their terms (except in the case of IFC and IWLG)  and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) the applicable Company shall have otherwise complied with the Contested Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Filing of Returns.  Timely and correctly file all material Tax Returns required to be filed by it.  Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c)                                  Tax Shelter Reporting.  Borrowers do not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event Borrowers determine to take any action inconsistent with such intention, it will promptly notify the Lender thereof.

SECTION 5.06      Re-Warehousing Business. Originate, fund, finance, purchase or otherwise include only Agency Eligible Mortgage Loans in the Re-Warehousing Business; provided, that the applicable Subsidiary or Subsidiaries of any Borrower may originate, fund, finance, purchase or otherwise include mortgage loans other than Agency Eligible Mortgage Loans in the Re-Warehousing Business with the written consent of the Lender, which consent shall not be unreasonably withheld.

SECTION 5.07      Maintaining Records; Access to Properties and Inspections.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  Each Company will permit any representatives designated by the Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower warrants, covenants and agrees with the Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts payable under any Transaction Document have been paid in full, unless the Lender shall have otherwise consented in writing, no Borrower will, nor will they cause or permit any Subsidiaries thereof to:

SECTION 6.01      Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)                                  Indebtedness incurred under this Agreement and the other Transaction Documents;

(b)                                 (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b) and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lender than those contained in the Indebtedness being renewed or refinanced.

(c)                                  Indebtedness in respect of accounts payable arising in the ordinary course of business;

(d)                                 Indebtedness in respect of workers’ compensation claims, insurance obligations and licensing bonds and related indemnity agreements arising in the ordinary course of business;

(e)                                  Contingent Obligations of any Borrower in respect of Indebtedness otherwise permitted under this Section 6.01;

(f)                                    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(g)                                 Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(h)                                 Indebtedness arising in connection with a Permitted Residual Financing; and

(i)                                     Indebtedness, in an aggregate amount not in excess of $500,000,000, incurred by a new special purpose Subsidiary of a Borrower (the “Re-Warehousing SPV”) to finance the Re-Warehousing Business (the “Re-Warehousing Indebtedness”); provided, that, there will be no recourse to any other Company (or assets thereof) other than the Re-Warehousing SPV with respect to the Re-Warehousing Business Indebtedness.

(j)                                     Indebtedness incurred by a new Subsidiary of a Borrower (the “Re-Warehousing Originator”) when it enters into a repurchase transaction with the Re-Warehousing SPV to fund its origination of residential mortgage loans which will later be sold to the Re-Warehousing SPV in connection with the Re-Warehousing Business.

(k)                                  Indebtedness of one Borrower to another Borrower;

(l)                                     Indebtedness constituting Investments permitted by Section 6.04;

(m)                               Indebtedness in connection with Acquisitions permitted by Section 6.07; and

(n)                                 Indebtedness incurred in connection with the acquisition of equipment in the ordinary course of business; provided, that any Lien in connection with such Indebtedness shall attach solely to the equipment acquired.

SECTION 6.02      Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)                                  inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) such Lien and the contest thereof shall satisfy the Contested Lien Conditions;

(b)                                 Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii)  such Lien and the contest thereof shall satisfy the Contested Lien Conditions;

(c)                                  any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)                                 easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property owned by any Company, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e)                                  Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and such Lien and the contest thereof shall satisfy the Contested Lien Conditions;

(f)                                    Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, in connection with which proceedings orders have been entered that have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and (iii) such Lien and the contest thereof shall satisfy the Contested Lien Conditions;

(g)                                 Leases of the properties of any Company granted by such Company to third parties, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)                                     Liens securing Indebtedness incurred pursuant to Section 6.01(n); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j)                                     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)                                  Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l)                                     licenses of intellectual property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(m)                               the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(n)                                 Liens on Residual Interests securing a Permitted Residual Financing;

(o)                                 Liens incurred by the Re-Warehousing SPV to secure the Re-Warehousing Indebtedness including the Lien on a cash collateral/reserve account which will be initially funded in an amount not to exceed $10,000,000 and thereafter be increased by a percentage of excess income of the Re-Warehousing SPV (the “Re-Warehousing Reserve Account”); and

(p)                                 Liens incurred in connection with the transactions permitted by Sections 6.01(j), (l) and (m).

SECTION 6.03      Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04      Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)                                  the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)                                 Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c)                                  the Companies may endorse negotiable instruments held for collection in the ordinary course of business;

(d)                                 Investments in any entity that would not be considered a Subsidiary pursuant to the definition of such term (a “Joint Venture”); provided, that, during the period commencing on the date hereof and ending on the day that the principal of and interest on each Loan and all other expenses or amounts payable under any Transaction Document have been paid in full, the aggregate amount of such Investments, shall not exceed $2,000,000 without the prior written consent of the Lender;

(e)                                  Investments with respect to Subsidiaries of the Borrowers (other than the Re-Warehousing Reserve Account Investment); provided, that, during the period commencing on the date hereof and ending on the day that the principal of and interest on each Loan and all other expenses or amounts payable under any Transaction Document have been paid in full, the aggregate amount of such Investments, together with Investments described in Section 6.04 (d), and the aggregate consideration paid in connection with Acquisitions described in Section 6.07 (b), shall not exceed $10,000,000.  For the purpose of calculating compliance with the $10,000,000 limitation contained herein and in Section 6.07(b), Borrowers shall count each transaction only once, regardless of whether such transaction constitutes a transaction that meets the requirements of more than one of Sections 6.04(d), 6.04(e) and 6.07(b); and

(f)                                    Investments with respect to the Re-Warehousing SPV in an amount not to exceed $10,000,000 which shall be used by the Re-Warehousing SPV for the initial funding of the Re-Warehousing Reserve Account (the “Re-Warehousing Reserve Account Investment”) and any additional amounts thereafter added thereto from, and as a percentage of, excess income of the Re-Warehousing SPV;

(g)                                 Investments in mortgage loans in the ordinary course of business; and

(h)                                 Investments in Cash Equivalents.

SECTION 6.05      Mergers and Consolidations.  Except for IFC and IWLG, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that any Company may merge or consolidate with or into a Borrower (as long as such Borrower is the surviving person in the case of any merger or consolidation involving such Borrower).

SECTION 6.06      Asset Sales.  Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a)                                  disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)                                 the Transactions as contemplated by the Transaction Documents;

(c)                                  mergers and consolidations in compliance with Section 6.05; and

(d)                                 other Asset Sales; provided, that, (i) no such Asset Sale may be to a Company or any Affiliate thereof and (ii) not later than one Business Day following the receipt of any Net Cash Proceeds of any such Asset Sale, Borrowers shall make prepayments of principal of Loans in accordance with Sections 2.05(b) in an aggregate amount equal to 100% of such Net Cash Proceeds or, if less, the outstanding amount of the Obligations.

SECTION 6.07      Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time) (excluding in all cases acquisitions of furniture, fixtures, equipment and supplies in the ordinary course of business), except that the following shall be permitted:

(a)                                  the Transactions as contemplated by the Transaction Documents; and

(b)                                 other purchases or acquisitions of property (“Acquisitions”); provided, that, during the period commencing on the date hereof and ending on the day that the principal of and interest on each Loan and all other expenses or amounts payable under any Transaction Document have been paid in full, the aggregate consideration paid in connection with such Acquisitions, together with the aggregate amount of Investments described in Section 6.04 (d) and Section 6.04 (e), shall not exceed $10,000,000.  For the purpose of calculating compliance with the $10,000,000 limitation contained herein and in Section 6.04(e), Borrowers shall count each transaction only once, regardless of whether such transaction constitutes a transaction that meets the requirements of more than one of Sections 6.04(d), 6.04(e) and 6.07(b).

SECTION 6.08      Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a)                                  Dividends to a Borrower from a Subsidiary of such Borrower;

(b)                                 purchases by Holdings of its 9.375% Series B Cumulative Redeemable Preferred Stock (Pink Sheets: IMPHP) and/or 9.125% Series C Cumulative Redeemable Preferred Stock (Pink Sheets: IMPHO); provided, that the aggregate purchase price for such purchases shall not exceed $601,750 (with such purchase price amount, as so limited, to constitute the sole consideration for the purchase of such securities and/or the payment or extinguishment of accrued and unpaid dividends related to such securities);

(c)                                  the payment of quarterly dividends on Trust Preferred Securities in an amount not to exceed $560,000 for any quarter; and

(d)                                 purchases by Holdings or any Subsidiary thereof of all, but not less than all, of the outstanding Trust Preferred Securities for an aggregate purchase price not to exceed $1,650,000.

SECTION 6.09      Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with, or make any payments to, any Affiliate of any Company or any director, officer or employee of any Company, except that the following shall be permitted:

(a)                                  Dividends permitted by Section 6.08;

(b)                                 reasonable and customary director, officer and employee compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Borrower;

(c)                                  transactions on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction;

(d)                                 transactions between the Re-Warehousing SPV and the Re-Warehousing Originator related to the Re-Warehousing Business; and

(e)                                  the Transactions as contemplated by the Transaction Documents.

SECTION 6.10      Financial Covenants.

(a)                                  Shareholders Equity.  Permit the Shareholders’ Equity, as at any date of determination, to be less than zero; provided, that, the effect of any increase or decrease in the amount of the obligations under the Trust Preferred Securities will be excluded for the purpose of calculating Shareholders’ Equity.

(b)                                 Cash and Cash Equivalents.  Permit the unrestricted and unencumbered Cash and Cash Equivalents owned and held by the Borrowers, plus 50% of the fair value of Holdings’ investment in the JAM Special Opportunities Fund L.P. (determined in accordance with GAAP), as at any date of determination, to be less than $10,000,000.

SECTION 6.11      Prepayments of Other Indebtedness; Settlement of Repurchase Obligations; Modifications of Organizational Documents and Other Documents, etc.  Directly or indirectly:

(a)                                  make (or give any notice in respect thereof) any payment or prepayment of principal on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Indebtedness of any Borrower or any of its Subsidiaries except (i) any payment of principal at scheduled maturity or (ii) a refinancing permitted by Section 6.01(b);

(b)                                 agree upon the amount of, or pay any amount (or transfer any assets) with respect to, any liquidated or unliquidated repurchase, substitution or similar obligations (other than ordinary scheduled repurchases under master repurchase agreements which are not related to breaches of representations) of any Borrower or any Subsidiary thereof under any agreement to which it is a party (collectively, “Repurchase Obligation”); provided, that any Company can agree upon the amount of, or pay any amount with respect to, any Repurchase Obligations with the written consent of the Lender, which consent shall not be unreasonably withheld and; provided, further, that any Company can agree upon the amount of, or pay any amount with respect to, any Repurchase Obligations without the consent of the Lender if such amount is not in excess of $500,000 and such amount together with all other amounts paid by any Company to the same Person or its Affiliates with respect to Repurchase Obligations after the Closing Date does not exceed $1,000,000;

(c)                                  amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any document governing any Material Indebtedness in any manner that is adverse in any material respect to the interests of the Lender; or

(d)                                 terminate, amend or modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lender; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 6.12      Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of a Borrower (other than a Subsidiary of a Borrower that is a special purpose vehicle created in connection with the Re-Warehousing Business) to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by a Borrower, or pay any Indebtedness owed to a Borrower, (b) make loans or advances to a Borrower  or (c) transfer any of its properties to a Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Transaction Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (v) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vi) any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of a Borrower; (vii) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; or (viii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business.

SECTION 6.13      Limitation on Issuance of Capital Stock.

(a)                                  With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b)                                 With respect to any other Borrower or any Subsidiary thereof, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of a Borrower or any such Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of a Borrower formed after the Closing Date may issue Equity Interests to a Borrower or the Subsidiary of a Borrower which is to own such Equity Interests; (iii) a Borrower may issue common stock that is Qualified Capital Stock to Holdings and (iv) any Borrower or any Subsidiary thereof may issue to any Person other than a Company, or any Affiliate thereof, options or warrants to purchase Equity Interests as compensation for services rendered or to be rendered to such Borrower or Subsidiary.

SECTION 6.14      [Reserved.].

SECTION 6.15      Business.

With respect to the Borrowers, engage (directly or indirectly) in any business other than those businesses in which Borrowers are engaged on the Closing Date; provided that (A) the foregoing shall not prohibit (i) a Subsidiary of a Borrower from originating residential mortgage loans or engaging in the Re-Warehousing Business or (ii) Investments in Joint Ventures that are otherwise permitted hereunder and (B) notwithstanding any other provision hereof, this Section 6.15 shall cease to be in effect after the entire principal balance of the Tranche B Loan has been repaid in full (together with all accrued interest thereon).

SECTION 6.16      Limitation on Accounting Changes.  Make or permit any change in accounting policies or reporting practices, without the consent of the Lender, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 6.17      Fiscal Year.  Change its fiscal year-end to a date other than December 31.

SECTION 6.18      Anti-Terrorism Law; Anti-Money Laundering.

(a)                                  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrowers shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its reasonable discretion, confirming the Borrowers’ compliance with this Section 6.18.

(b)                                 Cause or permit any of the funds of such Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

Embargoed Person.  Cause or permit (a) any of the funds or properties of the Borrowers that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Borrowers (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lender would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrowers, with the result that the investment in the Borrowers (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01      Events of Default.  Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)                                  default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Tranche A

Maturity Date or Tranche B Maturity Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise (including, without limitation, the Borrowers failure to pay the Monthly Payment to the Lender on any Payment Date);

(b)                                 default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in paragraph (a) above) due under any Transaction Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of two Business Days;

(c)                                  any representation or warranty made or deemed made in or in connection with any Transaction Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Transaction Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)                                 default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or (b), or in Article VI;

(e)                                  default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in any Transaction Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days;

(f)                                    any Company (other than IFC and IWLG) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or (iii) fail to pay any other amount due and payable; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) and/or all other amount referred to in clause (iii) exceeds $1,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time and provided further that for the purposes of this subsection (f) Repurchase Obligations shall not be included under clauses (i), (ii) or (iii) hereof);

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than IFC and IWLG), or of a substantial part of the property of any Company (other than IFC and IWLG), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than IFC and IWLG) or for a substantial part of the property of any Company (other than IFC and IWLG); or (iii) the winding-up or liquidation of any Company (other than IFC and IWLG); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Company (other than IFC and IWLG) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than IFC and IWLG) or for a substantial part of the property of any Company (other than IFC and IWLG); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i)                                     one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Company (other than IFC and IWLG) or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j)                                     any Transaction Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Borrower or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations or any other obligations hereunder or under any other Transaction document;

(k)                                  there shall have occurred a Change in Control; or

(l)                                     any Company (other than IFC and IWLG) shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to Holdings or another Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Lender may by notice to Borrower, take the following actions, at the same or different times:  declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Transaction Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Transaction Document to the contrary notwithstanding; and in any event, with respect to Holdings or a Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and all other Obligations of Borrowers accrued hereunder and under any other Transaction Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Transaction Document to the contrary notwithstanding.

ARTICLE VIII

[Reserved]

ARTICLE IX

MISCELLANEOUS

SECTION 9.01      Notices.

(a)           Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by email as follows:

(i)	if to any Borrower, to such Borrower at:

19500 Jamboree Road
Irvine, California 92612
Attention: Ronald Morrison
Telecopier No.: (949) 706-6208
	Email:	ron.morrison@impaccompanies.com

(ii)	if to the Lender, to it at:

677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Jeffrey Mayer, Joseph Pigott, Greg Walker and Christopher Scolaro
Telecopier No.: (212) 882-3597
	Email:	jeffrey.mayer@ubs.com, joseph.pigott@ubs.com, greg.walker@ubs.com,

christopher.scolaro@ubs.com

Notices sent by hand or overnight courier service, shall be deemed to have been given when received; notices sent by email shall be deemed to have been given when receipt thereof is confirmed (electronically or otherwise).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lender hereunder may (subject to Section 9.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if the Lender has notified the Borrowers that it is incapable of receiving notices under such Article by electronic communication.  The Lender or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 9.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting.   Each Borrower hereby agrees that it will provide to the Lender all information, documents and other materials that it is obligated to furnish to the Lender pursuant to this Agreement and any other Transaction Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Lender at such e-mail address(es) as are provided by the Lender to Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Lender shall require.  In addition, each Borrower agrees to continue to provide the Communications to the Lender in the manner specified in this Agreement or any other Transaction Document or in such other form, including hard copy delivery thereof, as the Lender shall require.  Nothing in this Section 9.01 shall prejudice the right of the Lender or any Borrower to give any notice or other communication pursuant to this Agreement or any other Transaction Document in any other manner specified in this Agreement or any other Transaction Document or as any such Lender shall require.

To the extent consented to by the Lender in writing from time to time, Lender agrees that receipt of the Communications by the Lender at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Lender for purposes of the Transaction Documents.

SECTION 9.02      Waivers; Amendment.

(a)           Generally.  No failure or delay by the Lender in exercising any right or power hereunder or under any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender hereunder and under the other Transaction Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Transaction Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of, or deemed making of, a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Required Consents.  Neither this Agreement nor any other Transaction Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by Borrowers and the Lender.

SECTION 9.03      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Each party hereto shall bear its own expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).  Borrowers shall pay all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section 9.03, or (B) in connection with the Loans made, or deemed made, hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by Borrowers.  Borrowers shall, on a joint and several basis, indemnify the Lender and each Related Party thereof  (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           [Reserved]

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 9.04      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Borrower or the Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lender.  Any Lender may at any time assign to one (but not more than one) Eligible Assignee all (but not less than all) of its rights and obligations under this Agreement and both of the Term Notes (including all of the Loans at the time owing to it); provided that the parties to such assignment shall execute an Assignment and Assumption.  From and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and have all of the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall be released from its obligations, if any, under this Agreement (and such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.07, 2.08, 2.10 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.04.

(c)           [Reserved].

(d)           Participations.  The Lender may at any time, without the consent of, or notice to, Borrowers, sell participations to any person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of  the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and

(iii) Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Transaction Documents and to approve any amendment, modification or waiver of any provision of the Transaction Documents; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07, 2.08 and 2.10 (subject to the requirements of those Sections) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender, provided such Participant agrees to be subject to Section 2.09 as though it were the Lender.

(e)           Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.07, 2.08 and 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)            Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.  In the case the Lender is a fund that invests in bank loans, the Lender may, without the consent of Borrowers, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Term Notes or any other instrument evidencing its rights as the Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.05      Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrowers in the Transaction Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Transaction Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding.  The provisions of

Sections 2.07, 2.08, 2.10 and Article IX (other than Section 9.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.06      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Transaction Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Transaction Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09      Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Submission to Jurisdiction.  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive personal jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Transaction Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against any Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Transaction Document, in the manner provided for notices (other than telecopier) in Section 9.01.  Nothing in this Agreement or any other Transaction Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 9.10      Waiver of Jury Trial.  Each Borrower hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 9.11      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12      Treatment of Certain Information; Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or

Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to the Lender, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than a Borrower.  For purposes of this Section, “Information” means all information received from a Borrower or any of its Subsidiaries relating to a Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 9.13      USA PATRIOT Act Notice.  The Lender hereby notifies Borrowers that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address and tax identification number of Borrowers and other information regarding Borrowers that will allow the Lender to identify Borrowers in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lender.

SECTION 9.14      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 9.15      Structure of Re-Warehousing Transaction. The Lender acknowledges that the transactions involving the Re-Warehousing Business and the Re-Warehousing SPV are still being structured with the potential re-warehousing counterparty and that such transactions may take a form other than the back-to-back master repurchase agreement structure currently contemplated.  The Lender agrees that so long as the final structure does not involve an Investment by any Company or by the Companies in the aggregate in excess of the amount permitted pursuant to Section 6.04(f), and provided that except for such Investment the structure is non-recourse to each Company except the Re-Warehousing SPV, and provided further that the Lender shall have had a reasonable opportunity to review near final and final drafts of the documentation evidencing such structure and has confirmed the foregoing is correct, such structure and the transactions contemplated thereby shall be deemed approved by the Lender hereunder and Lender and the Borrowers shall work in good faith to amend Article VI hereof to reflect that the Re-Warehousing Business is in all respects permitted in its final form and not subject to any restrictions not applicable thereto on the Closing Date because of any change in form of the re-warehousing transactions. ]

SECTION 9.16      Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Borrowers hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Borrower;

(b)           any lack of validity or enforceability of any Transaction Document or any other agreement or instrument relating thereto against any Borrower;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Transaction Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection of any property, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Transaction Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrowers.

SECTION 9.17      Enforcement  Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Lender.

SECTION 9.18      Lender Consents  To the extent that the any action described herein requires the consent of the Lender, the Lender shall use commercially reasonable efforts to deliver its consent, or refusal to consent, within five (5) Business days of receipt of a written request for such consent.

SECTION 9.19      Waiver of Deemed Guarantor Rights  To the extent that any Borrower is deemed to be a guarantor of the obligations of the other Borrowers (“Guaranteed Obligations”), and not a borrower itself, then such Borrower shall be deemed to have waived, and hereby expressly waives, (i) diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against such other Borrowers under this Agreement or any other Transaction Document or against any other Person and (ii) any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon such Borrower’s deemed guarantee or acceptance of such deemed guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon such deemed guarantee, and all dealings between the other Borrowers and the Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon such deemed guarantee.

SECTION 9.20      Pledge of Re-Warehousing SPV

Each Borrower agrees to (if it becomes the owner of any Equity Interests in the Re-Warehousing SPV), and to cause each of its Subsidiaries to (if it becomes the owner of any Equity Interests in the Re-Warehousing SPV) work diligently and in good faith to, (i) grant a first priority, perfected security interest in 100% of its Equity Interests in the Re-Warehousing SPV to the Lender to secure the payment of the Obligations and the performance of all other obligations under the Transaction Documents, pursuant to documentation satisfactory in form and substance to the Lender and (ii) deliver legal opinions satisfactory in form and substance to the Lender with respect to such first priority, perfected security interest.  In the event the provisions of Section 9.15 are applicable because the structure of the Re-Warehousing Business changes in a manner such that no the Re-Warehousing SPV is created (or, if despite working diligently and in good faith to comply with the preceding sentence, it is not possible to grant the contemplated security interest in 100% of the Equity Interests in the Re-Warehousing SPV, including because of the refusal of the applicable financing source or structuring agent to consent to such a grant), the Borrowers will work diligently and in good faith to ensure that the Lender receives a security interest and/or has such other rights as may be reasonably necessary to ensure that the Lender has substantially similar rights and protections as it would have if it had obtained a security interest in 100% of the Equity Interests in the Re-Warehousing SPV.  Each of the Lender and each Borrower agrees that the purpose of this provision is to ensure that in the event any Borrower or any Subsidiary of any Borrower is entitled to a return of any portion of the initial $10,000,000 investment in the Re-Warehousing SPV, in whatever form such investment may take, that such returned investment is subject to a security interest in favor of the Lender and the parties agree to work together in good faith to accomplish that purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald Morrison
	Name:	Ronald Morrison
	Title:	Executive Vice President

IMPAC FUNDING CORPORATION

By:	/s/ Ronald Morrison
	Name:	Ronald Morrison
	Title:	Executive Vice President

IMPAC WAREHOUSE LENDING GROUP, INC.

By:	/s/ Ronald Morrison
	Name:	Ronald Morrison
	Title:	Executive Vice President

INTEGRATED REAL ESTATE SERVICE CORP.

By:	/s/ Todd Taylor
	Name:	Todd Taylor
	Title:	Chief Financial Officer

S-1

UBS REAL ESTATE SECURITIES, INC. as a
Lender

By:	/s/ Robert Carpenter
	Name:	Robert Carpenter
	Title:	Executive Director

By:	/s/ Arnold John
	Name:	Arnold John
	Title:	Executive Director

S-2

Annex I

Applicable Margin

Tranche A Loans:

3.50%

Tranche B Loans:

3.50%

Schedule 1

Non-recourse securitization trusts that have

entered into hedge transactions

[See Attached]

Schedule 3.07

Equity Interests

[See Attached]

Schedule 6.01(b)

Existing Indebtedness

[See Attached]

Schedule 6.02(c)

Existing Liens

[See Attached]

Schedule 6.04(b)

Existing Investments

[See Attached]

Exhibit A

[Reserved]

Exhibit B

Form of Solvency/Financial Covenant

Compliance Certificate

[See attached]

Exhibit C-1

Form of Tranche A Term Note

[See Attached]

Exhibit C-2

Form of Tranche B Term Note

[See Attached]